UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 31, 2004

Date of Report (Date of Earliest Event Reported)

HELIX TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6866	04-2423640
(Commission File Number)	(I.R.S. Employer Identification No.)

Mansfield Corporate Center
Nine Hampshire Street
Mansfield, Massachusetts	02048-9171
(Address of Principal Executive Offices)	(Zip Code)

(508) 337-5500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and 5.02

As previously disclosed, effective January 1, 2005, James Gentilcore was appointed the Company's President and Chief Executive Officer, succeeding Robert J. Lepofsky who became on such date the non-executive Chairman of the Board of Directors. In connection therewith, on December 30, 2004, James Gentilcore was granted an option to purchase 75,000 shares of common stock at an exercise price of $17.215 per share (the average of the high and low sale prices on December 30, 2004) under the Company's 1996 Equity Incentive Plan. For more information about the terms of Mr. Gentilcore's compensation as President and Chief Executive Officer, see the Company's Form 8-K filed on December 20, 2004, which is herein incorporated by reference.

In connection with Mr. Lepofsky's retirement as President and Chief Executive Officer, Mr. Lepofsky's stock options that were vested as of December 31, 2004, were amended as of that date to extend the period in which those options can be exercised from one month to one year following his retirement. Such vested options include an option to purchase 5,000 shares at $8.595 per share, which was originally granted on April 16, 2003, and an option to purchase 100,000 shares at $20.8125 per share, which was originally granted on February 11, 1999. Options held by Mr. Lepofsky that were not vested as of December 31, 2004, were terminated, including options to purchase 75,000 shares at $20.8125; 15,000 shares at $8.595 per share; and 28,000 shares at $19.245 per share. In addition, in recognition of Mr. Lepofsky's productive and long-standing service to the Company, the Board of Directors authorized the Company to make a charitable donation of up to $100,000 to a not-for-profit organization of Mr. Lepofsky's choice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2005	By: /s/ Jay Zager

Jay Zager
Senior Vice President and
Chief Financial Officer